UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
_______________________
Date of Report (Date of earliest event reported): October 2, 2016
PLEXUS CORP.
______________________________________________________________________________
(Exact name of registrant as specified in its charter)
Wisconsin                 001-14423                39-1344447
(State or other jurisdiction             (Commission             (I.R.S. Employer
of incorporation)                File Number)             Identification No.)
One Plexus Way, Neenah, Wisconsin              54957
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code:
(920) 969-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2016, Steven J. Frisch was appointed as the Chief Operating Officer of Plexus Corp. (“Plexus” or the “Company”), effective October 3, 2016.
Mr. Frisch, age 50, has served as the Company’s Executive Vice President and Chief Customer Officer since 2014. Mr. Frisch joined Plexus in 1990 as a Design Engineer in the Company’s Engineering Solutions Group and has held a number of leadership roles. He previously served as Executive Vice President - Global Customer Services from 2013 until 2014, as Senior Vice President of Global Engineering Solutions from 2007 until 2013, and as Regional President - Plexus EMEA from 2010 until 2013. Mr. Frisch holds a B.S. in electrical engineering and technology from the Milwaukee School of Engineering, a M.S. in electrical engineering and computer science from Marquette University, and a M.B.A. from the University of Wisconsin-Madison.

As a result of Mr. Frisch’s new responsibilities, his base salary was increased to $520,000 annually and his annual cash incentive targeted award opportunity under the Variable Incentive Compensation Plan was increased to 80% of his base salary. Since Mr. Frisch is currently an executive officer of the Company, and is one of its “named executive officers,” information regarding the other features of his compensation and the terms of his employment (including his change in control agreement) is included in “Compensation Discussion and Analysis” and “Executive Compensation” in Plexus’ definitive proxy statement for its 2016 annual meeting of shareholders, which was filed with the Securities and Exchange Commission on December 14, 2015, and is incorporated herein by reference.
There are no arrangements or understandings between Mr. Frisch and any other person pursuant to which he was selected to serve in the role described above, nor does Mr. Frisch have any familial relationship with any director or executive officer of the Company. In addition, there are not any transactions in which Mr. Frisch has an interest requiring disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2016	PLEXUS CORP.
(Registrant)

By: /s/ Angelo M. Ninivaggi
Angelo M. Ninivaggi
Senior Vice President, Chief Administrative
Officer, General Counsel and Secretary